Exhibit 10.4

OCEANFIRST FINANCIAL CORP.
2026 STOCK INCENTIVE PLAN
FORM OF TIME BASED
RESTRICTED STOCK UNIT AWARD AGREEMENT

Name of Recipient:	[*]
Total Restricted Stock Units:	[*]
Installment Schedule:	[*]% for first year, [*]% each year thereafter, [*] year vesting schedule 1st installment [xx] 2nd installment [xx] 3rd installment [xx] 4th installment [xx]
Vesting Schedule:	Installments are annual and commence with the first installment on [*] and are earned after each period of continuous employment on each [*] thereafter through [*].
Date of Grant:	[*]
Effect of Termination of Employment because of:
(a) Disability, Death or Retirement:	All unvested Restricted Stock Units shall vest immediately upon termination of employment due to death, Disability or Retirement.
(b) Cause:	All unvested Restricted Stock Units subject to this Award Agreement shall be forfeited as of the date of termination and any rights the Recipient had to such Restricted Stock Units become null and void.
(c) Other Reasons:	Unless otherwise determined by the Committee, all unvested Restricted Stock Units subject to this Award Agreement shall be forfeited as of the date of termination and any rights the Recipient had to such Restricted Stock Units become null and void.
No Voting Rights:	Recipient shall have no voting rights with respect to any Restricted Stock Units granted hereunder.
Dividend Equivalent Rights:	Subject to the restrictions, limitations and conditions described in the Plan and/or this Restricted Stock Unit Award Agreement, Restricted Stock Units will earn dividend equivalent rights during the vesting period at the rate of dividends per share paid by the Company on its outstanding shares of common stock. Dividend equivalent rights will be accrued but not paid until the Restricted Stock Units are earned, vested and issued. Dividend equivalent rights will be forfeited if the Restricted Stock Units are forfeited.
Non-Transferability:	Unless determined otherwise by the Committee and except in the event of the Recipient's death or pursuant to a domestic relations order, this Restricted Stock Unit Award is not transferable and may be earned only in the Recipient's lifetime. Upon the death of the Recipient, this Restricted Stock Unit Award is transferable by will or the laws of descent and distribution. The terms of the OceanFirst Financial Corp. 2026 Stock Incentive Plan, as amended (the “Plan”), and this Restricted Stock Unit Award Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Recipient.

Delivery of Earned Shares Following Vesting Date:	Subject to the other terms of this Restricted Stock Unit Award Agreement and the terms of the Plan, any Restricted Stock Units that vest will be paid to the Recipient solely in whole shares of Stock generally within ten (10) business days following the applicable vesting date or as soon as practicable after such vesting date. Notwithstanding anything in this Restricted Stock Unit Award Agreement to the contrary, the Company may, in its sole discretion, settle a Restricted Stock Unit Award in cash in an amount equal to the aggregate value of the Restricted Stock Unit Awards based upon the Fair Market Value of the Stock on the Vesting Date.
Restricted Stock Units:	A Restricted Stock Unit is an Award denominated in shares of Stock, except that no shares of Stock are actually awarded to the recipient on the date of grant. The Restricted Stock Units will be credited to the Recipient’s account, subject to the terms of the Plan and this Restricted Stock Unit Award Agreement. A Restricted Stock Unit will be settled as and when the Restricted Stock Unit vests.
Designation of Beneficiary:	A Beneficiary may be designated in writing (subject to such requirements as the Committee may specify in its discretion) to receive in the event of death, any Award to which the Recipient would be entitled pursuant to the Plan under the Restricted Stock Unit Award Agreement.
Code Section 409A:	The Restricted Stock Unit Award and payments made pursuant to this Restricted Stock Unit Award Agreement and the Plan are intended to satisfy the “short-term deferral” rule set forth in Code Section 409A and the regulations of the United States Treasury Department issued thereunder (“Treasury Regulations”). Notwithstanding any other provision in this Restricted Stock Unit Award Agreement or the Plan, the Company, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Restricted Stock Unit Award Agreement and/or the Plan so that the Restricted Stock Units granted to the Participant qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the Restricted Stock Units shall be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Restricted Stock Units. Nothing in this Agreement or the Plan shall provide a basis for any person to take action against the Company or any affiliate based on matters covered by Code Section 409A, including the tax treatment of any amount paid or payable or Award made under this Restricted Stock Unit Award Agreement, and neither the Company nor any of its affiliates shall under any circumstances have any liability to any Participant or his or her estate or any other party for any taxes, penalties or interest imposed under Code Section 409A for any amounts paid or payable under this Restricted Stock Unit Award Agreement.

If this Restricted Stock Unit Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and therefore deemed to be deferred compensation subject to, Code Section 409A, and if the Participant is a “Specified Employee” (within the meaning set forth Code Section 409A(a)(2)(B)(i)) as of the date of the Participant’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any Stock that would otherwise be made upon the date of the separation from service or within the first six months thereafter will not be made on the originally scheduled dates and will instead be issued in a lump sum on the date that is six months and one day after the date of the separation from service, with the balance of the Stock issued thereafter in accordance with the original vesting and issuance schedule set forth in this Restricted Stock Unit Award Agreement, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of taxation under Code Section 409A. Each installment of shares that vests is a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

The Committee hereby grants to the individual named above (“Recipient”) a Restricted Stock Unit Award for the number of Restricted Stock Units listed above, subject to the terms and conditions of the Plan and this Restricted Stock Unit Award Agreement. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Restricted Stock Unit Award Agreement, the terms and conditions of the Plan shall prevail.

At Will Employment. Neither the Plan nor this Restricted Stock Unit Award Agreement creates any right on the part of an employee to continue in the service of OceanFirst Bank, N.A. (the “Bank”), OceanFirst Financial Corp. or any affiliates thereof. Unless otherwise defined herein, all capitalized terms herein shall have the same meaning as those contained in the Plan.

The Company shall not be required to transfer on its books any Shares which have been sold or transferred in violation of any of the provisions set forth in this Restricted Stock Unit Award Agreement. The parties agree to execute such further instruments and take such actions as may be reasonably necessary to carry out the intent of this Restricted Stock Unit Award Agreement.

Tax Withholding. The Recipient agrees to make appropriate arrangements with the Company (or parent or subsidiary employing or retaining the Recipient) for satisfaction of any Federal, state, local and foreign income and employment tax withholding requirements applicable to Restricted Stock Units subject to this Award Agreement. The Recipient represents that the Recipient has consulted with any tax consultants deemed advisable in connection with this Restricted Stock Unit Award and that Recipient is not relying on the Company for any tax advice.

Clawback. This Restricted Stock Unit Award and any Restricted Stock Units covered by this Restricted Stock Unit Award are subject to forfeiture or “clawback” to the extent required by law or pursuant to such forfeiture or clawback policy as has been or may be adopted by the Company’s Board of Directors from time to time.

Confidential Information. The Recipient recognizes and acknowledges that all confidential information pertaining to the affairs, business, clients, or customers of the Bank, as such confidential information may exist from time to time, other than information that the Bank has previously made publicly available or which becomes publicly available other than by the unauthorized act of the Recipient, is a unique and valuable asset of the Bank and its affiliates, access to and knowledge of which are essential to the performance of the Recipient’s duties under this Agreement. In consideration of the Restricted Stock Unit Award grant made to the Recipient hereunder, the Recipient shall not, both during the course of the Recipient’s employment with the Bank and after the termination of such employment for any reason, except to the extent reasonably necessary in the performance of his duties as an employee or director of the Bank or any of its affiliates, divulge to any individual, firm, association, corporation, entity, governmental agency or other person, any confidential information concerning the Bank (except such information as is required by law to be divulged to a government agency or pursuant to lawful process provided that the Recipient shall use the Recipient’s best efforts to provide prior notice to the Bank of, and the reasonable opportunity to seek to prevent, any such required disclosure), or make use of any such confidential information for the Recipient’s own purposes or for the benefit of any individual, firm, association, corporation, entity, governmental agency or other person (except the Bank or any of its affiliates) and shall use the Recipient’s best efforts to prevent the disclosure of any such confidential information by others. Notwithstanding anything to the contrary set forth herein, confidential information shall not include information obtained by the Recipient after the termination of this Agreement from a third party who is under no obligation to keep such information confidential or information which is at the time of its disclosure by the Recipient part of the public knowledge, other than as a result of the unauthorized act of the Recipient. All client lists, client data, investment strategies, records, memoranda, pricing data, fee schedules, letters, books, electronic files, papers, reports, accountings, experience or other data, and other records and documents, in whatever form or medium, relating to the Bank, whether made by the Recipient or otherwise coming into his possession, are confidential information and are, shall be, and shall remain the property of the Bank. No copies thereof shall be made which are not retained by the Bank, and the Recipient agrees, on termination of his employment or on demand of the Bank, to deliver the same to the Bank together with all other property (i.e. computers, telephones, etc.) of the Bank (to the extent then in the Recipient's possession or control).
Non-Solicitation Restriction. The Recipient agrees that during his or her employment with the Bank and of one year after the termination of such employment for any reason (the “Non-Solicit Period”), the Recipient shall not directly or indirectly (i) recruit, solicit or otherwise induce or attempt to induce any employees of the Bank or any of its subsidiaries to leave their employment or (ii) call upon, solicit, divert or take away, or attempt to divert or take away, the business or patronage of any client, customer licensee, vendor, collaborator or corporate partner of the Bank or any of its subsidiaries that had a business relationship with the Bank or any of its subsidiaries at the time of termination of the Recipient’s employment with the Bank or at any time during the six-month period ending on the Recipient’s date of termination.

The Recipient acknowledges that, in the event of any such breach by the Recipient of the confidentiality or non-solicitation provisions above, the Bank would be harmed irreparably and immediately and could not be made whole by monetary damages. Accordingly, the Bank, in addition to any other remedy to which it may be entitled, shall be entitled to an injunction or injunctions to prevent breaches of such provisions to compel specific performance of the provisions hereof. If any provision of this Restricted Stock Unit Award Agreement is found to be unenforceable, then it is the intention of the parties that the remainder of the Restricted Stock Unit Award Agreement shall be unaffected and the provision found to be unenforceable shall be deemed modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the Non-Solicit Period be deemed to be the longest period permissible by law, but not in excess of the length provided above).

Administration. The Recipient hereby acknowledges that all decisions, determinations and interpretations of the Board of Directors, or the Committee thereof, in respect of the Plan and this Restricted Stock Unit Award Agreement shall be final and conclusive.

The Plan is incorporated herein by reference. The Plan and this Restricted Stock Unit Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Recipient with respect to the subject matter hereof, and may not be modified adversely to the Recipient’s interest except by means of a writing signed by the Company and the Recipient. This Restricted Stock Unit Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of Delaware.

[Signature page to follow]

IN WITNESS WHEREOF, OceanFirst Financial Corp. has caused this Restricted Stock Unit Award Agreement to be executed, and said Recipient has hereunto set his or her hand, as of this [xx]th day of [Month, Year].

OCEANFIRST FINANCIAL CORP.

By:___________________________
[*]

RECIPIENT

______________________________
[Recipient Name]